AGREEMENT AND PLAN OF REORGANIZATION

AMONG

OGDEN GOLF CO. CORPORATION,

OCG ACQUISITION CORP.,

INTERPATH PHARMACEUTICALS, INC.,

THE PRINCIPAL SHAREHOLDERS

Listed on Schedule A Hereto,

AND

THE VOTING PARTIES

Listed on Schedule B Hereto

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 27th day of November, 2006, by and among Ogden Golf Co. Corporation, a Utah corporation (hereinafter “Parent”); OCG Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of Parent (hereinafter “Merger Sub”); the Principal Shareholders listed on Schedule A hereto (hereinafter the “Principal Shareholders”); the Voting Parties listed on Schedule B hereto (hereinafter the “Voting Parties”);and InterPath Pharmaceuticals, Inc., a Delaware corporation (hereinafter the “Company”).

RECITALS

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub merge with and into the Company pursuant to this Agreement and the Delaware Certificate of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

WHEREAS, the boards of directors of Merger Sub and the Company have determined to recommend that the sole stockholder of Merger Sub and the stockholders of the Company adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive a number of shares of the Common Stock of Parent set forth in Section 0 herein;

WHEREAS, the Company, on the one hand, and Parent, each Principal Stockholder and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into the Company as of the Effective Time (the terms “Closing” and “Effective Time” are defined in Section 0 hereof). The Company shall be the surviving corporation (hereinafter the “Surviving Corporation”) and the separate existence of Merger Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(i) Commencing with the Effective Time, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of Merger Sub and the Company (collectively, the “Constituent Corporations”); (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(ii) At the Effective Time, (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, shall be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of the Company, as existing immediately prior to the Effective Time, shall be and remain the By-laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Company holding office immediately prior to the Effective Time shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Time a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Company at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities. As of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of any of the Constituent Corporations, each of the following shall occur:

(i) Each share of Company Common Stock (as defined hereinafter) issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Parent Common Stock (as defined hereinafter) equal to the Conversion Ratio (as defined hereinafter). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 0 hereof, certificates evidencing such number of shares of Parent Common Stock, respectively, into which such shares of Company Common Stock were converted. The holders of such certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. The shares of Parent Common Stock issued to the holders of the capital stock of the Company shall be subject to certain restrictions on any sale, assignment, transfer, encumbrance or other manner of disposition as more fully set forth below;

(ii) Any shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(iii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain in existence as one thousand shares of common stock of the Surviving Corporation, which shall be owned by Parent.

Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the Delaware General Corporation Law (“Dissenting Shares”) shall not be converted into a right to receive the Parent Common Stock at the Effective Time, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the Delaware General Corporation Law (the “DGCL”). At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Dissenting Shares shall be cancelled and shall cease to exist. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, Parent Common Stock without any interest thereon.

The Company shall give the Merger Sub, or after the Effective Time, the surviving corporation, prompt notice of any demands received for appraisal of shares of Company capital stock, any withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by the Company.

(c) Other Matters.

(i) Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Company Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase a number of shares of Parent Common Stock equal to the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such option or warrant, at a price per share equal to the exercise price per share in effect immediately prior to the Merger divided by the Conversion Ratio. All other terms and conditions of each option or warrant to purchase Company Common Stock shall remain the same.

(ii) At the Closing, the existing directors of Parent or its stockholders shall nominate and elect to the Board of Directors of Parent Peter Nielsen, Matthew S. Crawford (or a designee of Pinto Technology Ventures, L.P.), Evan S. Melrose and Doug Morris, or such other persons designated by the Company (the “Company Nominees”), and all of the persons serving as directors and officers of Parent immediately prior to the Closing shall thereafter resign from all of their positions with Parent.

(d) Definitions.

(i) For purposes of this Agreement, the term “Conversion Ratio” shall mean: (A) (1) the Targeted Pre Merger Capitalization (as defined hereinafter), less (2) the Parent Company Share Number, divided by (B) the sum of (1) the number of shares of Company Common Stock outstanding as of the Closing Date, (2) the number of shares of Company Common Stock reserved for issuance under Company Stock Plan (as defined hereinafter), but not issued and outstanding as of the Closing Date, (3) the number of shares of Company Common Stock that are issuable upon exercise of warrants outstanding as of the Closing Date (which shall not include (x) the obligation of the Company to issue to Peyton Chandler & Sullivan, Inc. (“PCS”) a number of shares of Company Common Stock equal to $200,000 divided by the price per share at which the Surviving Corporation sells shares in the Equity Financing (the “PCS Share Obligation”), (y) the obligation to issue to ACAP Financial, Inc. (“ACAP”) shares of Company Common Stock equal to 10% of the number of shares of Company Common Stock sold in the Equity Financing (the “ACAP Share Obligation”), and (z) the obligation to issue to Al Roensch and Martha Kreider 75,000 shares of Company Common Stock (on a post-merger basis) upon the Closing (the “Roensch/Kreider Share Obligation”)), (4) 1,200,000 shares of Company Common Stock that the Company is obligated to issue to M.D. Anderson Cancer Center, and (5) 1,520,000 shares of Company Common Stock that are issuable upon conversion of convertible promissory notes.

(ii) For purposes of this Agreement, the term “Parent Company Share Number” shall mean (A) 0.05, multiplied (B) the Post Merger Capitalization.

(iii) For purposes of this Agreement, the term “Post Merger Capitalization” shall mean the sum of (A) the Targeted Pre Merger Capitalization, (B) the number of shares issuable as of the Closing Date pursuant to the PCS Share Obligation, the ACAP Share Obligation and the Roensch/Kreider Share Obligation, and (C) the number of shares determined as of the Closing Date to be issued pursuant to the Equity Financing.

(iv) For purposes of this Agreement, the term “Targeted Pre Merger Capitalization” shall be a number of shares designated by the Company on or prior to the Closing, which is currently anticipated to be approximately 15 million.

3. Escrow. On the Effective Date, the Principal Shareholders shall deliver to Irwin Union Bank (the “Escrow Agent”) certificates representing a number of shares of Parent Common Stock equal to (i) $100,000, divided by (ii) the price per share at which the Surviving Corporation sell shares in the Equity Financing (as defined hereinafter) (the “Escrow Shares”). The Escrow Shares shall be held in escrow for the purpose of securing the indemnification obligations of the Principal Shareholders set forth in Section 0 of this Agreement. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B.

4. Delivery of Shares. Promptly after the Effective Time, Parent shall mail to each record holder of certificates formerly representing all of such holder’s shares of Company capital stock (the “Old Certificates”), at the address set forth on books of the Company, (i) a notice of the effectiveness of the Merger and (ii) a Letter of Transmittal in a form reasonably acceptable to the Company. Upon surrender of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate (other than Old Certificates representing Dissenting Shares) shall be entitled to receive in exchange therefor, certificates representing the shares of Parent Common Stock into which such holder’s shares of Company capital stock were converted pursuant to the Merger (the “New Certificates”), that such holder is entitled to receive, which shall be delivered by Parent in accordance with the instructions provided by such holder in the Letter of Transmittal executed by such holder. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented Company Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such certificate shall have been so converted. No dividends or other distributions declared or made with respect to Parent Common Stock after the Effective Time will be paid to the holder of any certificate that prior to the Effective Time evidenced shares of Company Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and

(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of Company Common Stock for any Parent Common Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless Parent and the Surviving Corporation against any claim that may be made against them with respect to such certificate, Parent will issue in exchange for such lost, stolen or destroyed certificate Parent Common Stock to which such holder is entitled pursuant to this Agreement.

5. Representations of the Company. The Company hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing:

(a) The Company has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b) The Company has delivered to Parent a true and complete copy of its audited financial statements as of and for the years ended December 31, 2005 and December 31, 2004, and the unaudited financial statements as of and for the eight month period ended August 31, 2006, each of which have been made available to Parent (hereinafter referred to as the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition of the Company as of the date thereof and the results of its operations for the periods then ended. Other than as set forth herein or in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein or the Confidential Private Placement Memorandum of the Company delivered to the Parent prepared in connection with the Equity Financing (the “Private Placement Memorandum”), there are no material liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in the Company Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since August 31, 2006; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of the Company as reflected in the Company Financial Statements. The Company has or will have at the Closing, good title to all assets shown on the Company Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

The Company Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

(c) Since August 31, 2006, there have not been any material adverse change in the condition of the Company (financial or otherwise).

(d) The Company is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Company Financial Statements, and to the knowledge of its executive officers (herein “Knowledge”), there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting the Company or the management or properties of the Company.

(e) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on the Company.

(f) Other than federal filings, the Company has filed all state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Company Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Other than with respect to federal filings, the Company is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

(g) As of the date of this Agreement, the Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Company Common Stock”), of which 8,536,566 shares of Company Common Stock are issued and outstanding. All outstanding shares of capital stock of the Company are, and shall be at Closing, validly issued, fully paid and nonassessable. Except for options granted under the InterPath 2005 Stock Option Plan (the “Company Stock Plan”) to purchase 3,033,390 shares of Company Common Stock, warrants to purchase 1,489,619 shares of Company Common Stock, convertible promissory notes that are convertible into 1,520,000 shares of Company Common Stock, an obligation of the Company to issue 1,200,000 shares of Company Common Stock to The University of Texas M.D. Anderson Cancer Center and the PCS Share Obligation, the ACAP Share Obligation and the Roensch/Kreider Share Obligation, all of which are described in the Preliminary Private Placement Memorandum, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of the Company. The Company has reserved for issuance 7,541,167 shares of Company Common Stock under the Company Stock Plan, including options to purchase 3,033,390 shares of Company Common Stock that are as of the date of this Agreement outstanding. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company is a party or by which the Company is bound with respect to the voting of any capital stock of the Company.

There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of the Company. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(h) The Company has not materially breached any material agreement to which it is a party; provided, however, that Grove Street Partners, LLC has made demand for payment under that certain Convertible Promissory Note dated September 15, 2005 in the principal amount of $225,000, which payment has not been made by the Company. The Company has made available to Parent copies of or access to all material contracts, commitments and/or agreements to which the Company is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) The Company has no subsidiary corporations.

(j) The financial records, minute books, and other documents and records of the Company have been or will be made available to Parent prior to the Closing. The records and documents of the Company that have been delivered to Parent constitute all of the records and documents of the Company that the Company is aware of or that are in its possession.

(k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which the Company is a party, and the Company, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which the Company is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company.

(l) The Company has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act of 1933, as amended (the “Securities Act”), other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of the Company’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(m) The Company is and has been in compliance with, and the Company has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. The Company has not received notice of any noncompliance with the foregoing, nor does it have knowledge of any claims or threatened claims in connection therewith.

(n) Without limiting the foregoing, (i) the Company and any other person or entity for whose conduct the Company is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither the Company nor any other person for whose conduct the Company is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of the Company’s properties or in connection with the Company’s operations. There is no pending or, to the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Authority”) or other entity relating to any environmental law involving the Company.

(o) Assuming the consent of the stockholders of the Company is obtained, and assuming the appropriate filings are made with the Secretary of State of Delaware, the execution and delivery by the Company of this Agreement and the closing documents and the consummation by the Company of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect), other than the consent of the stockholders of the Company; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to the Company, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which the Company is a party or to which it is otherwise subject; and (iv) violate or conflict with any provision of the Certificate of Incorporation or Bylaws the Company.

(p) There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company.

(q) Neither the Company nor any of its past or present officers or directors is, or ever has been, the subject of any formal or informal inquiry or investigation by the the Securities and Exchange Commission (“SEC”) or The National Association of Securities Dealers, Inc. (“NASD”).

(r) No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to the Company that may reasonably be expected to have a material adverse effect on the Company. Except as specifically indicated elsewhere in this Agreement, all documents delivered by the Company in connection herewith have been and will be complete originals, or exact copies thereof.

6. Representations of Parent, Merger Sub and the Principal Shareholders. Parent, Merger Sub and the Principal Shareholders hereby severally, and not jointly, represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing:

(a) As of the Closing, the shares of Parent Common Stock to be issued and delivered to the stockholders of the Company (the “Company Stockholders”) hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Parent capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances. As of the Closing, the shares of Parent Common Stock to be reserved for issuance to the holders of options and warrants to purchase Company Common Stock, when so issued and delivered in accordance with such options or warrants, will constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Parent capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b) Each of Parent and Merger Sub has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(c) Parent has delivered to the Company a true and complete copy of its audited financial statements as of and for the fiscal years ended June 30, 2004, 2005 and 2006, (the “Parent Financial Statements”). The Parent Financial Statements fairly present, in all material respects, the financial condition of the Company as of the date thereof and the results of its operations for the periods then ended. The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements). Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course of business in connection with its incorporation in Delaware. Parent has no subsidiaries (other than Merger Sub) or affiliates and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business. Merger Sub has no subsidiaries or affiliates (other than Parent) and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business.

(d) Since June 30, 2006, there have not been any material adverse change in the condition of the Parent or Merger Sub (financial or otherwise).

(e) Neither Parent nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Parent Financial Statements, and to the knowledge of any Principal Shareholder, Parent and Merger Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Merger Sub, Parent, or the management or properties of Parent or Merger Sub. Parent is not subject to any order, judgment, injunction or decree of any Governmental Authority or arbitrator.

(f) Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on Parent and Merger Sub. Neither corporation is required to be qualified to do business in any state other than the State of Utah.

(g) Parent and Merger Sub have each filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Parent Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Parent nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, Parent’s authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share (the “Parent Common Stock”), of which 3,297,474 shares of Parent Common Stock are issued and outstanding. Merger Sub’s capitalization consists solely of 1,000 authorized shares of common stock, par value $0.001 per share (the “Merger Sub Stock”), of which 1,000 shares are outstanding, all of which are owned by Parent, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Parent and Merger Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. Except for a warrant to purchase 40,000 shares of Parent Common Stock at $0.83 per share issued to ACAP Financial, Inc., there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Parent or Merger Sub. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to the voting of any capital stock of Parent or Merger Sub. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Parent or Merger Sub. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Merger Sub.

(i) The financial records, minute books, and other documents and records of Parent and Merger Sub have been or will be made available to the Company prior to the Closing. The records and documents of Parent and Merger Sub that have been delivered to the Company constitute all of the records and documents of Parent and Merger Sub that any Principal Shareholder is aware of or that are in his or her possession or in the possession of Parent or Merger Sub.

(j) Neither Parent nor Merger Sub has breached, nor is there any pending, or to the knowledge of any Principal Shareholder, any existing or threatened claim that Parent or Merger Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Parent or Merger Sub is subject. Each of Parent and Merger Sub hereby represent and warrant that it is not a party to any material contract or commitment, and that it has disclosed to the Company in writing all previous or existing relationships or dealings with related or controlling parties or affiliates of Parent, Merger Sub or any Principal Shareholder. Each of Parent and Merger Sub hereby represent and warrant that there are no currently existing agreements with any affiliates, related or controlling persons or entities of Parent, Merger Sub or any Principal Shareholder.

(k) Parent has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Parent’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(l) Parent was organized for the purpose of purchasing, owning and operating a retail golf equipment business and was not formed for the purpose of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a blank check company.

(m) All information regarding Parent which has been provided to the Company by Parent or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Parent or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(n) Parent is and has been in compliance with, and Parent has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Parent has not received notice of any noncompliance with the foregoing, nor does it or any Principal Shareholder have knowledge of any claims or threatened claims in connection therewith. Parent has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Parent has previously filed with the SEC.

(o) Without limiting the foregoing, (i) Parent and any other person or entity for whose conduct Parent is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Parent nor any other person for whose conduct Parent is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Parent’s properties or in connection with Parent’s operations. There is no pending or, to Parent’s or the Principal Shareholders’ knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority or other entity relating to any environmental law involving Parent.

(p) Except with respect to reports set forth on Schedule 0 attached hereto and incorporated herein by reference, Parent has timely filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Parent as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(q) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Parent to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Parent, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Parent, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(r) Parent has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 0, “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $2,000.

(s) Assuming the consent of the stockholders of Parent is obtained, and assuming appropriate filings and mailings are made by Parent under the Securities Act, the Exchange Act, with the NASD, and with the Secretary of State of Delaware, the execution and delivery by Parent of this Agreement and the closing documents and the consummation by Parent of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Parent, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Parent, Merger Sub or any Principal Shareholder is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the respective Articles of Incorporation or Certificate of Incorporation or Bylaws of either Parent or Merger Sub. To the knowledge of officers of Parent, Parent is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of the Company after the Closing.

(t) Parent has provided to the Company and accurate and complete list of all of its current employees, consultants or independent contractors. Parent is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment. As of the Closing, the Parent will not have any employees, consultants or independent contractors, other than its attorneys and accountants. There are no labor disputes, grievances or requests for arbitration. Parent has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

(u) Except as filed as exhibits to the Parent SEC Documents, Parent has no “material contracts” (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to which it is a party. Parent is not a party to or bound by any contract which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. All of the Parent’s “material contracts” are in good standing, valid and effective in accordance with their respective terms, and neither Parent nor any other party to a “material contract” of Parent has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any such “material contract.”

(v) Except as set forth in the Parent SEC Documents or as set forth on Schedule 0 attached hereto and incorporated herein by reference, there are no liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) (collectively, “Liabilities”) of Parent, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a Liability.

(w) Parent is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosures controls and procedures to ensure that material information relating to Parent, is made known to the certifying officers by others within Parent, particularly during the period in which Parent’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures as of the date of its most recently filed periodic report (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Parent’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect Parent’s internal control over financial reporting. Parent’s auditors, at all relevant times, have been duly registered in good standing with the Public Company Accounting Oversight Board.

(x) There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to Parent’s knowledge threatened, directly or indirectly involving Parent’s officers, directors or affiliates, including, but not limited to any stockholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(y) Parent: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent under), nor has Parent received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which Parent is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over Parent or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any of its Permits.

(z) There are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants and lawyers formerly or presently employed by Parent and Parent, except for fees and expenses owed to Cohne, Rappaport & Segal, P.C., which do not exceed $17,000 in the aggregate, is current with respect to any fees owed to its accountants and lawyers. Parent will incur additional accounting and legal fees prior to the Closing, which are not expected to exceed $40,000.

(aa) Parent does not have a class of securities that are registered under Section 12 of the Exchange Act, and is not subject to Sections 14(a), 14(c) and 14(f) of the Exchange Act, and the rules and regulations promulgated thereunder.

(bb) Neither Parent nor any of its past or present officers or directors is, or ever has been, the subject of any formal or, to Parent’s or any of the Principal Shareholders’ knowledge, informal inquiry or investigation by the SEC or the NASD.

(cc) Parent confirms that neither it nor any other Person acting on its behalf has provided the Company or its agents or counsel with any information that constitutes or might constitute material, nonpublic information concerning Parent. Parent understands and confirms that the Company will rely on the foregoing representations in effecting transactions in securities of Parent. All disclosure provided to the Company regarding Parent, its business and the transactions contemplated hereby furnished by or on behalf of Parent with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. Parent acknowledges and agrees that the Company has not made, nor is the Company making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(dd) No representation or warranty by Parent or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Parent that may reasonably be expected to have a material adverse effect on Parent or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Parent in connection herewith have been and will be complete originals, or exact copies thereof.

7. Representations of Principal Shareholders. Each of the Principal Shareholders hereby severally, and not jointly, represents and warrants as follows, each of which representations and warranties shall also be true as of the Closing:

(a) Such Principal Shareholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Parent Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by such Principal Shareholder, or over which such Principal Shareholder exercises voting power, on the date hereof, together with any additional shares of capital stock of the Parent that such Principal Shareholder may acquire after the date hereof, collectively, such Principal Shareholder’s “Shares”). Such Principal Shareholder’s Shares constitute such Principal Shareholder’s entire interest in the outstanding shares of capital stock of the Parent and such Principal Shareholder does not hold any other outstanding shares of capital stock of Parent. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of such Principal Shareholder’s Shares.

(b) Such Principal Shareholder has all requisite power, capacity and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by such Principal Shareholder and the consummation by such Principal Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Principal Shareholder. This Agreement has been duly executed and delivered by such Principal Shareholder and constitutes a valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, subject only to the effect, if any, of rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The execution and delivery of this Agreement by such Principal Shareholder does not, and such Principal Shareholder’s performance of the obligations under this Agreement will not: (a) conflict with, or result in any violation of any order, decree or judgment applicable to such Principal Shareholder or by which such Principal Shareholder or any of its properties or such Principal Shareholder’s Shares are bound; or (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which such Principal Shareholder is a party or by which such Principal Shareholder or any of its properties (including such Principal Shareholder’s Shares) is bound or affected, (c) result in the creation of any lien or encumbrance on, any of such Principal Shareholder’s Shares; or (d) require the consent of any third party, in the case of each of (b) and (d) that, individually or in the aggregate, would impede, delay or otherwise adversely affect such Principal Shareholder’s ability to consummate the transactions contemplated by this Agreement.

8. Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, on such date (the “Closing Date”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered. The “Effective Time” of the Merger shall be that date and time the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as is provided in the Certificate of Merger, and the “Effective Date” shall be the date of the Effective Time.

9. Actions Prior to Closing.

(a) Prior to the Closing, the Company on the one hand, and Parent and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, the Company, Parent, Merger Sub, and each Principal Shareholder agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Parent is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Parent shall provide the Company with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that the Company may request.

(c) Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of Parent Common Stock after the date hereof and there shall be no dividends or other distributions paid on Parent Common Stock after the date hereof, in each case through and including the Closing. Parent and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby. Prior to the Closing, neither Parent nor Merger Sub shall take any action or enter into any agreement to issue or sell any shares of capital stock of Parent or Merger Sub or any securities convertible into or exchangeable or exercisable for any shares of capital stock of Parent or Merger Sub or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of Parent or Merger Sub, without the prior written consent of the Company.

(d) Prior to the Closing, Parent will timely file all required Parent SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

(e) Prior to the Closing, if requested by the Company, Parent shall adopt a new stock option plan in the manner requested by the Company.

(f) Prior to the Closing, Parent and each Principal Shareholder shall take such actions as shall be necessary to cause the assignment to a newly formed corporation or any other third party (the “Transferee”) of all of the assets of Parent (the “Parent Assets”) and all of the Liabilities of Parent (net of the Retained Liabilities (as defined hereinafter) the “Parent Liabilities”), upon terms and conditions acceptable to the Company (the “Disposition”); provided, however, that Parent may retain up to $75,000 in Parent Liabilities owed to third parties other than the Principal Shareholders that are set forth in reasonable detail in writing and delivered to the Company on or before three business days before the closing of the Disposition and are approved by the Company, which approval shall not be unreasonably withheld (the “Retained Parent Liabilities”). The Parent Assets will be the sole consideration for the assumption by Transferee of the Parent Liabilities, and no consideration other than the assignment of the Parent Assets and the assumption of the Parent Liabilities will be paid by either party; however, to the extent the Parent Assets exceed the Parent Liabilities, the cash value of such excess will be retained by Parent. The Retained Parent Liabilities shall be retained by Surviving Corporation and paid promptly following the closing of the Equity Financing.

(g) Prior to the Closing, except with respect to the Disposition, Parent and Merger Sub shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken. Prior to the Closing, except as contemplated hereby, Parent and Merger Sub shall not incur any Liabilities without the prior written consent of the Company, except for Liabilities incurred in the ordinary course of business, which Liabilities, other than the Retained Liabilities, shall be assigned to Transferee pursuant to the Disposition.

(h) Prior to the Closing, the Company will use its commercially reasonable efforts to receive subscriptions from investors to purchase at least $5,000,000 of shares of the common stock of the Surviving Corporation in an equity financing to be closed immediately following the Effective Time (the “Equity Financing”).

(i) Prior to the Closing, Parent and each Principal Shareholder shall take such actions as shall be necessary to consummate a reverse split of the Parent Common Stock such that as of the Effective Time the sum of the number of shares of capital stock of Parent issued and outstanding (without giving effect to the issuance of Parent Common Stock pursuant to the Merger) and the number of shares of Common Stock issuable upon exercise of the ACAP Share Obligation shall equal the Parent Company Share Number (the “Recapitalization”).

(j) Prior to the Closing, Parent and each Principal Shareholder shall take such action as shall be necessary to change the jurisdiction of incorporation of Parent to Delaware and to adopt the certificate of incorporation and bylaws set forth in Exhibit C and Exhibit D, respectively (the “Reincorporation”) and to change its fiscal year end to December 31 (the “Fiscal Year Change”).

(k) Prior to the Closing, Parent and each Principal Shareholder shall take such action as shall be necessary to change the name of Parent to “InterPath Holdings, Inc.” (the “Name Change”). If this Agreement is terminated in accordance with Section 0, Parent agrees to change its name back to “Ogden Golf Co. Corporation” or to such other name as authorized by the Company promptly following such termination.

(l) Parent will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated by this Agreement, including the Recapitalization, the Disposition, the Name Change, the Fiscal Year Change, the Reincorporation, the election of the Company’s nominees to the Board of Directors of Parent and all matters outlined or contemplated herein, or obtain the unanimous written consent of its shareholders for the same aforementioned purpose. Until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 0, at every meeting of the shareholders of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the shareholders of Parent with respect to any of the following, each Principal Shareholder and each Voting Party shall vote any and all of such Principal Shareholder’s Shares (a) in favor of the adoption of this Agreement, the Recapitalization, the Disposition, the Name Change, the Fiscal Year Change, the Reincorporation, the election of the Company’s nominees to the Board of Directors of Parent and any matter that could reasonably be expected to facilitate the Merger; (b) against any action that would reasonably be expected to: (i) preclude fulfillment of a condition precedent under this Agreement to the Company’s or Parent’s obligation to consummate the Merger, or (ii) impede, interfere with, delay or postpone or adversely affect the Merger or any of the other transactions contemplated by this Agreement; and (c) against any: (i) purchase from Parent or any acquisition by any person of more than a 15% interest in the total outstanding voting securities of Parent or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of Parent or any merger, consolidation, business combination or similar transaction involving Parent, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any significant portion of the assets of Parent in any single transaction or series of related transactions (other than in the ordinary course of business consistent with past practice), or (iii) any liquidation or dissolution of Parent, or any extraordinary dividend, whether of cash or other property.

(m) Each Principal Shareholder and each Voting Party shall not, directly or indirectly, (i) transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber or in any other way reduce such Principal Shareholder’s or Voting Party’s (as applicable) risk of ownership or investment in such Principal Shareholder’s or Voting Party’s (as applicable) Shares, or make any offer or enter into any agreement or other arrangement relating thereto, and (ii) take any action that would have the effect of impairing the ability of such Principal Shareholder or Voting Party (as applicable) to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Except pursuant to the terms of this Agreement, each Principal Shareholder and each Voting Party shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of such Principal Shareholder’s or Voting Party’s (as applicable) Shares, deposit any of such Principal Shareholder’s or Voting Party’s (as applicable) Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of such Principal Shareholder’s or Voting Party’s (as applicable) Shares.

(n) Parent agrees that, from the date of this Agreement until the first to occur of (i) the termination of this Agreement pursuant to Section 0 and (ii) the Closing, except in connection with the Disposition, Parent will not, and will not authorize or permit any officer or director of Parent or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than the Company concerning a possible investment in, or an acquisition, merger or consolidation of Parent with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of Parent, or provide any confidential information to any party other than the Company concerning any such investment, acquisition, merger, consolidation or disposition (a “Parent Third Party Transaction”). Parent will promptly notify the Company in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless Parent’s sole response to such offer is to refuse to discuss the offer with such party. In the event that Parent breaches any of its undertakings provided for in this Section 0 and Parent enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by the Company of this Agreement, then Parent shall cause the Company to be paid, by Parent or another party or parties to the Parent Third Party Transaction, the amount of $200,000 in cash upon the closing of such Parent Third Party Transaction.

(o) The Company agrees that, from the date last set forth below until the first to occur of the termination of this Agreement pursuant to Section 0 and (ii) the Closing, except in connection with the Equity Financing, the Company will not, and will not authorize or permit any officer or director of the Company or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than Parent concerning an acquisition, merger or consolidation of the Company with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of the Company, or provide any confidential information to any party other than Parent concerning any such acquisition, merger, consolidation or disposition (a “Company Third Party Transaction”). The Company will promptly notify Parent in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless the Company’s sole response to such offer is to refuse to discuss the offer with such party.

In the event that the Company breaches any of its undertakings provided for in this Section 0 and the Company enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by Parent of this Agreement, then the Company shall cause Parent to be paid, by the Company or another party or parties to the Company Third Party Transaction, the amount of $200,000 in cash upon the closing of such Company Third Party Transaction.

(p) The Company will use commercially reasonable efforts to make all federal tax filings required to be made by applicable law as soon as practicable after the date hereof.

10. Conditions Precedent to the Obligations of the Company. All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a) The Company shall have completed its due diligence review of the Parent and Merger Sub, and the results of such review shall be satisfactory to the Company in its sole discretion.

(b) The representations and warranties by or on behalf of Parent, Merger Sub and each Principal Shareholder contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(c) Parent and Merger Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(d) The directors of Parent and the directors and sole stockholder of Merger Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e) On or before the Closing Date, Parent and Merger Sub shall have delivered to the Company certified copies of resolutions of the stockholders and the directors of Merger Sub and Parent approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement, including the Recapitalization, the Disposition, the Name Change, the Fiscal Year Change, the Reincorporation, the election of the Company’s nominees to the Board of Directors of Parent and all matters outlined or contemplated herein.

(f) The Merger shall be permitted by applicable state law and otherwise and Parent shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(g) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(h) At Closing, all of the directors, other than Doug Morris, and all of the officers of Parent shall have resigned in writing from their positions as directors and officers of Parent effective upon the election and appointment of the Company Nominees, and the directors of Parent shall take such action as may be necessary or desirable regarding such election and appointment of the Company nominees.

(i) At the Closing, all instruments and documents delivered by Parent or Merger Sub, including to the Company Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Company.

(j) The shares of Parent capital stock to be issued to the Company Stockholders at Closing will be validly issued, nonassessable and fully paid under Delaware corporation law.

(k) The Company shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l) Parent shall have effected the Recapitalization, the Reincorporation, the Disposition, the Name Change, the Fiscal Year Change.

(m) Parent and Merger Sub shall have no Liabilities at the Effective Time, other than the Retained Liabilities.

(n) The Company shall have received subscriptions from investors to purchase at least $5,000,000 of shares of the common stock of the Surviving Corporation in the Equity Financing.

(o) At the Closing, Parent and Merger Sub shall have delivered to the Company an opinion of Parent’s legal counsel dated as of the Closing to the effect that:

(i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and is a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms;

(iii) Parent and Merger Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

(iv) The documents executed and delivered to the Company and the Company Stockholders hereunder are valid and binding in accordance with their terms and vest in the Company Stockholders all right, title and interest in and to the shares of Parent’s capital stock to be issued pursuant to Section 0 hereof, and the shares of Parent capital stock when issued will be duly and validly issued, fully paid and nonassessable;

(v) The authorized capital stock of Parent shall consist of 100,000,000 shares of Parent Common Stock, of which a number of shares equal to the Parent Company Share Number are issued and outstanding, and that there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Parent;

(vi) The authorized capital stock of Merger Sub shall consist of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and that there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Merger Sub;

(vii) Parent and Merger Sub each has the corporate power to execute, deliver and perform under this Agreement; and

(viii) Legal counsel for Parent and Merger Sub is not aware of any liabilities, claims or lawsuits involving Parent or Merger Sub.

11. Conditions Precedent to the Obligations of Parent and Merger Sub. All obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties by the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times.

(b) The Company shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) The Company shall have received subscriptions from investors to purchase at least $5,000,000 of shares of the common stock of the Surviving Corporation in the Equity Financing.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e) The Company shall deliver to Parent financial statements meeting the requirements of 3-05 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

(f) The Company shall deliver an opinion of its legal counsel to the effect that:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by the Company;

(iii) The Board of Directors and stockholders of the Company have taken all corporate action necessary for performance under this Agreement;

(iv) The authorized capital stock of Company shall consist of 100,000,000 shares of Company Common Stock, of which XX (the actual number to be listed in the opinion) shares are issued and outstanding, and, except as set forth in the Private Placement Memorandum or this Agreement, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of the Company;

(v) The Company has the corporate power to execute, deliver and perform under this Agreement; and

(vi) Legal counsel for Company is not aware of any liabilities, claims or lawsuits involving the Company.

12. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is 270 days after the Effective Date (the (“Expiration Date”), except that the representations and warranties contained in Section 0 of this Agreement and breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct of any of the Principal Shareholders, Parent or Merger Sub shall survive indefinitely. The representations and warranties which terminate on the Expiration Date, and the liability of any party with respect thereto pursuant to this Section 0, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

(a) Subject to the provisions of this Section 0, each of the Principal Shareholders, Parent and Merger Sub (collectively, the “Indemnifying Parties”) shall severally, and not jointly, indemnify and hold harmless the Company and the Company’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Principal Shareholder shall also indemnify Parent) (collectively, the “Indemnified Parties”) from and against any Losses (as defined hereinafter) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the Principal Shareholders, Parent and Merger Sub contained in Sections 0, 0 or 0 of this Agreement (as of the date hereof, or as of the Closing) or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Principal Shareholders, Parent and Merger Sub or any officer of any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), (ii) the breach by the Principal Shareholders, Parent and Merger Sub, of or failure by the Principal Shareholders, Parent and Merger Sub to perform any of their respective covenants or agreements contained in this Agreement, or (iii) any Liabilities of Parent, other than the Retained Liabilities. Each Indemnifying Party specifically acknowledges and agrees that any Indemnified Party may proceed against any Indemnifying Party under this Section 0 without contemporaneously, or at any time, proceeding against any other Indemnifying Party. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(b) The procedure for satisfaction of claims from the Escrow Shares is set forth in the Escrow Agreement; and in the event that the Escrow Shares have been exhausted, the procedure for satisfaction of claims is as follows: In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to any one or more Indemnifying Parties. The failure by any Indemnified Party so to notify any one or more of the Indemnifying Parties shall not relieve any relevant Indemnifying Party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(c) With respect to third party claims:

(i) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (A) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (B) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(d) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

(e) Delivery of the Escrow Shares shall be the sole and exclusive remedy of the Indemnified Parties for breaches of representations, warranties and covenants of the Principal Shareholders, Parent and Merger Sub under this Agreement, other than with respect to breaches of representations and warranties contained in Section 0 of this Agreement, and any breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct of any of the Principal Shareholders, Parent or Merger Sub.

13. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

14. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) The Company will deliver, or will cause to be delivered, to Parent the following:

(ii) a certificate executed by the President of the Company to the effect that all representations and warranties made by the Company under this Agreement are true and correct as of the Closing, the same as though originally given to Parent or Merger Sub on said date;

(iii) a certificate from the State of Delaware dated within five business days of the Closing to the effect that the Company is in good standing under the laws of Delaware;

(iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(v) executed copy of the Certificate of Merger for filing in Delaware;

(vi) certified copies of resolutions adopted by the stockholders and directors of the Company authorizing the Merger;

(vii) all other items, the delivery of which is a condition precedent to the obligations of Parent and Merger Sub, as set forth herein; and

(viii) the legal opinion required by Section 0 hereof.

(b) Parent and Merger Sub will deliver or cause to be delivered to the Company:

(ii) stock certificates representing those securities of Parent to be issued as a part of the Merger as described in Section 0 hereof;

(iii) a certificate of the President of Parent and Merger Sub, respectively, to the effect that all representations and warranties of Parent and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to the Company on said date;

(iv) certified copies of resolutions adopted by the stockholders and the Board of Directors of Merger Sub and the Board of Directors of Parent authorizing the Merger and all related matters;

(v) certificates from the jurisdiction of incorporation of Parent and Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(vi) executed copy of the Certificate of Merger for filing in Delaware;

(vii) opinion of Parent’s counsel as described in Section 0 above;

(viii) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(ix) written resignation of all of the officers and directors of Parent and Merger Sub and the written appointment of the Company’s nominees as directors and officers of Parent; and

(x) all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth in Section 0 hereof.

15. Finder’s Fees. Each Principal Shareholder, Parent and Merger Sub, jointly and severally, represent and warrant to the Company, and the Company represents and warrants to each of the Principal Shareholders, Parent and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby, except for the obligations of the Company to PCS, ACAP and Al Roensch and Martha Kreider, each of which is described in the Private Placement Memorandum.

16. Post-Closing Covenants.

(a) Financial Statements. After the Closing, Parent shall timely file a current report on Form 8-K to report the Merger.

(b) Confidentiality. Each Principal Shareholder hereby agrees that, after the Closing, he or she shall not publicly disclose any confidential information of either Parent, Merger Sub or the Company, and that he or she shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Parent or the Company, without the prior written consent of the Company (or, after the Effective Time, Parent).

(c) Board of Directors. After the Closing, Parent shall use its commercially reasonable efforts to identify a person that would qualify as an independent director for purposes of applicable securities law and any listing requirements and to secure his election to the Board of Directors of Parent.

16. Miscellaneous.

(a) Further Assurances. At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. This Agreement and all obligations hereunder (other than those under Section 0 and the payment obligations set forth in Section 0) may be terminated (i) after January 31, 2006 at the discretion of either party if the Closing has not occurred by January 31, 2006 (unless the Closing date is extended with the consent of both the Company and Parent) for any reason other than the default hereunder by the terminating party, (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached, (iii) by mutual written consent of Parent and the Company or (iv) by the Company if the Company Stockholders do not approve the Merger.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger, which is attached hereto as Exhibit A, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. Notwithstanding the foregoing, however, the Principal Shareholder shall be responsible for all such costs and expenses incurred by Parent and Merger Sub. The indemnification provisions of Section 0 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m) Inapplicability of Indemnification Provisions. The provisions contained in Parent’s Articles of Incorporation and/or By-laws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by each Principal Shareholder or the officers of Parent.

(n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

(o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Harris County, State of Texas, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

OGDEN GOLF CO. CORPORATION

By: /s/
Name: Mark A. Scharmann
Title: President

OCG ACQUISITION CORP.

By: /s/
Name: Mark A. Scharmann
Title: President

Agreement and Plan of Reorganization
Signature Page

INTERPATH PHARMACEUTICALS, INC.

By: /s/
Name: Peter Nielsen
Title: CEO

Agreement and Plan of Reorganization
Signature Page